INVESTMENT ADVISORY AGREEMENT

          Agreement made this _____ day of ________, 2000 between Leuthold Funds, Inc., a Maryland corporation (the "Company"), and Leuthold Weeden Capital Management, LLC, Inc., a Delaware limited liability company (the "Adviser").

                              W I T N E S S E T H:

          WHEREAS, the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act") as an open-end management investment company consisting of three series, including the Grizzly Short Fund (the "Fund"); and

          WHEREAS, the Company desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940, as the investment adviser for the Fund.

          NOW, THEREFORE, the Company and the Adviser do mutually promise and agree as follows:

          1. Employment. The Company hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

          2. Authority of the Adviser. The Adviser shall supervise and manage the investment portfolio of the Fund, and, subject to such policies as the board of directors of the Company may determine, direct the purchase and sale of investment securities in the day to day management of the Fund. The Adviser shall for all purposes herein be deemed to be an


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independent  contractor  and  shall,  unless  otherwise  expressly  provided  or authorized, have no authority to act for or represent the Company or the Fund in any way or otherwise be deemed an agent of the Company or the Fund. However, one or more members, officers or employees of the Adviser may serve as directors and/or officers of the Company, but without compensation or reimbursement of expenses for such services from the Company. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation, as amended, restated or supplemented from time to time, or any applicable statute or regulation, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the affairs of the Fund.

          3. Expenses. The Adviser, at its own expense and without reimbursement from the Company or the Fund, shall furnish office space, and all necessary office facilities, equipment and executive personnel for managing the investments of the Fund. The Adviser shall not be required to pay any expenses of the Fund except as provided herein if the total expenses borne by the Fund, including the Adviser's fee and the fees paid to the Fund's Administrator but excluding all federal, state and local taxes, interest, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, brokerage commissions and extraordinary items ("excluded expenses"), in any year exceed that percentage of the average net assets of the Fund for such year, as determined by valuations made as of the close of each business day, which is the most restrictive percentage provided by the state laws of the various states in which the Fund's shares are qualified for sale or, if the states in which the Fund's shares are qualified for sale impose no such restrictions, 2.50%. The expenses of the Fund's operations borne by the Fund include by way of illustration and not limitation, directors fees paid to those directors who are not officers of the Company, the


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costs of  preparing  and printing  registration  statements  required  under the
Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates (if any), director and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, taxes, legal expenses, salaries of administrative and clerical personnel,
association  membership  dues,  auditing  and  accounting  services,   insurance
premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund's assets, expenses of calculating the net asset value and repurchasing and redeeming shares, printing and mailing expenses, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

          The Company shall monitor the expense ratio of the Fund on a monthly basis. If the accrued amount of the expenses of the Fund, less excluded expenses, exceeds the expense limitation established herein, the Company shall create an account receivable from the Adviser in the amount of such excess. In such a situation the monthly payment of the Adviser's fee will be reduced by the amount of such excess (and if the amount of such excess in any month is greater than the monthly payment of the Adviser's fee, the Adviser will pay the Fund the amount of such difference), subject to adjustment month by month during the balance of the Company's fiscal year if accrued expenses, less excluded expenses, thereafter fall below the expense limitation. If, in any of the three fiscal years following any fiscal year


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in which the Adviser has  reimbursed  (either by fee  reduction  or payment) the
Fund for excess expenses, the Fund's expenses, less excluded expenses, as a percentage of the Fund's average net assets, are less than the expense limitation established herein, the Fund shall repay the Adviser the amount the Adviser reimbursed the Fund; provided, however, that the Fund's expenses, less excluded expenses, as a percentage of the Fund's average net assets, shall not exceed the limitation established herein.

          4. Compensation of the Adviser. For the services to be rendered by the Adviser hereunder, the Company, through and on behalf of the Fund, shall pay to the Adviser an advisory fee, paid monthly, based on the average net assets of the Fund, as determined by valuations made as of the close of each business day of the month. The monthly advisory fee shall be 1/12 of 1.25% (1.25% per annum) on the average daily net assets of the Fund. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net asset value of the business days during which it is so in effect.

          5. Ownership of Shares of the Fund. The Adviser shall not take an ownership position in the Fund, and shall not permit any of its members, officers or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase or in connection with the initial capitalization of the Fund.

          6. Exclusivity. The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. Although the Adviser has agreed to


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permit the Fund and the Company to use the name "Grizzly" or "Grizzly Short", if they so desire, it is understood and agreed that the Adviser reserves the right to use and to permit other persons, firms or corporations, including investment companies, to use such names, and that the Fund and the Company will not use such names if the Adviser ceases to be the Fund's sole investment adviser. During the period that this Agreement is in effect, the Adviser shall be the Fund's sole investment adviser.

          7. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

          8. Brokerage Commissions. The Adviser, subject to the control and direction of the Company's Board of Directors, shall have authority and discretion to select brokers and dealers to execute portfolio transactions for the Fund and for the selection of the markets on or in which the transactions will be executed. The Adviser may cause the Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in
Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), to the Adviser a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act). The


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Adviser  shall  provide such  reports as the  Company's  Board of Directors  may reasonable request with respect to the Fund's total brokerage and the manner in which that brokerage was allocated.

          9. Code of Ethics. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and has provided the Company with a copy of the code of ethics and evidence of its adoption. Upon the written request of the Company, the Adviser shall permit the Company to examine any reports required to be made by the Adviser pursuant to Rule 17j-1(d) under the Act.

          10. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the board of directors of the Company in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

          11. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the board of directors of the Company or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, upon giving sixty (60) days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days' written notice to the Company. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for an initial period beginning as of the date hereof and ending ___________, 2002 and indefinitely thereafter, but only so long as the continuance after such initial period is specifically approved annually by
(i) the board of directors of the


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Company or by the vote of the majority of the outstanding  voting  securities of the Fund, as defined in the Act, and (ii) the board of directors of the Company in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

                                        LEUTHOLD WEEDEN CAPITAL MANAGEMENT, LLC
                                        (the "Adviser")


                                        By:____________________________________
                                            President


                                        LEUTHOLD FUNDS, INC.
                                        (the "Company")


                                        By:____________________________________
                                            President


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